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EXHIBIT 21

SUBSIDIARES OF ATLANTIS, INC.

        As of the date of this filing Atlantis, Inc. had one wholly owned subsidary;

    Bederras, Inc.
    503 McKeever Rd. #1528
    Arcola, TX 77583

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  EXHIBIT 21
SUBSIDIARES OF ATLANTIS, INC.